Exhibit 99.1

Jazz Pharmaceuticals Announces Second Quarter 2023 Financial Results
and Raises 2023 Full Year Financial Guidance

– Strong execution delivered second quarter 2023 total revenues of $957 million –
– Commercial excellence drove continued adoption of low-sodium Xywav®;
net product sales increased 39% year-over-year –
– Continued growth of Epidiolex®; net product sales increased 15% 2Q23 year-over-year –
– Strong demand for Rylaze® drove 39% increase in net product sales year-over-year –
– Oncology portfolio expected to reach ~$1 billion in net product sales this year –
– Zanidatamab leads a diversified pipeline with near-term catalysts positioned to deliver as many as four late-stage data readouts by the end of 2024 –

DUBLIN, August 9, 2023 -- Jazz Pharmaceuticals plc (Nasdaq: JAZZ) today announced financial results for the second quarter of 2023, raised 2023 full year financial guidance and provided business updates.

“Our focused execution delivered strong momentum across all three key growth drivers of our commercial business, with significant demand for Xywav, Epidiolex and Rylaze. We remain confident that our oxybate franchise will reach $2 billion in 2025, underpinned by the durability and growth of low-sodium Xywav. We've achieved another quarter of double-digit, year-over-year growth of Epidiolex, as we unleash its blockbuster potential through in-person engagement, compelling data and ongoing educational efforts. We have achieved impressive diversification with 66% of total revenues stemming from Xywav, Epidiolex and Rylaze, and we expect our Oncology therapeutic area to reach approximately $1 billion in annual revenue this year,” said Bruce Cozadd, chairman and chief executive officer of Jazz Pharmaceuticals. “Our disciplined capital allocation strategy includes investing in our commercial brands to drive top-line growth, investing in our pipeline to drive long-term growth and corporate development, where we remain actively engaged in assessing opportunities and which we continue to believe is an important pillar of growth. Supported by our strong cash flow, we have resumed share repurchases under our existing program. In the second quarter, we completed approximately $100 million of share repurchases of the total $431 million authorized under the program as of March 31, 2023. Our strong operational and financial foundation enables additional investment in growth drivers, and we are well-positioned to execute corporate development and innovate new medicines for patients.”

“Since bringing zanidatamab into our pipeline, it has continued to impress, as exemplified by the positive pivotal Phase 2b biliary tract cancers (BTC) data being selected for the 2023 Best of ASCO® program and published in The Lancet Oncology. We are planning for a potential accelerated approval of zanidatamab in second-line (2L) BTC, and have alignment with FDA on a confirmatory trial in first-line (1L) metastatic BTC. We believe zanidatamab has the potential to address a very large unmet need and raise the standard of care for some of the most difficult-to-treat HER2-expressing cancers. We look forward to the top-line data readout from the zanidatamab Phase 3 gastroesophageal adenocarcinoma (GEA) trial expected in 2024,” said Rob Iannone, M.D., M.S.C.E., executive vice president, global head of research and development of Jazz Pharmaceuticals. “We are on track for multiple near-term pipeline catalysts, including top-line data from a Phase 2 trial of JZP150 in post-traumatic stress disorder (PTSD) and initial proof of concept of JZP441 in healthy volunteers later this year. In the first half of 2024, we expect to have top-line data from a Phase 2b trial of suvecaltamide in essential tremor (ET), as well as top-line progression-free survival (PFS) data from the Zepzelca® 1L combination trial in extensive-stage (ES) small cell lung cancer (SCLC) as early as the end of 2024. As we advance these promising programs, we remain focused on providing the greatest possible impact for patients and their families.”

Key Highlights

•Achieved significant diversification, with nearly 50% of net product sales from Oncology and Epidiolex and more than 50% of oxybate revenues driven by Xywav.
•Xywav continues to be the oxybate of choice and only FDA-approved treatment for idiopathic hypersomnia (IH), achieving blockbuster status and annualizing at well over $1 billion.
•Epidiolex/Epidyolex® global launch continues to gain momentum further positioning it to achieve blockbuster status.
•Rylaze demand grew for the fourth consecutive quarter with a 39% increase in net product sales to $102 million in 2Q23 compared to 2Q22.
•Raised full year 2023 financial guidance:
◦Raised total and Neuroscience revenue guidance at the mid-points.
◦Raised GAAP earnings per diluted share (EPS) to $6.60-$8.15.
◦Raised non-GAAP adjusted EPS by $1.20 at the mid-point to $18.15-$19.00.
•Zanidatamab Phase 2b HERIZON-BTC-01 results were featured as an oral presentation at ASCO 2023 and concurrently published in The Lancet Oncology.

Business Updates

Key Commercial Products
Xywav (calcium, magnesium, potassium, and sodium oxybates) oral solution:
•Xywav net product sales increased 39% to $326.6 million in 2Q23 compared to the same period in 2022.
•There were approximately 11,500 active Xywav patients exiting 2Q23.
•The Company presented robust data sets at two medical meetings in 2Q23, emphasizing leadership in neuroscience and commitment to advancing the understanding of sleep disorders.
◦Six presentations at American Academy of Neurology Annual Meeting, including a study that explored the increased risk of hypertension onset among patients with narcolepsy newly treated with Xyrem®. The study detected increased risk of new-onset hypertension, within 180 days, among normotensive patients with narcolepsy initiating treatment with high-sodium oxybate, even among patients without a history of cardiovascular disease.
◦Seven presentations at SLEEP 2023, including real-world TENOR study of adults with narcolepsy that demonstrated most patients preferred Xywav over Xyrem due to its lower sodium content.

Xywav for Narcolepsy:
•There were approximately 9,300 narcolepsy patients taking Xywav exiting 2Q23.
•The benefits of reducing sodium intake continue to resonate with patients and prescribers.
•FDA continues to recognize seven years of Orphan Drug Exclusivity (ODE), through July 2027, for Xywav in narcolepsy. FDA published its summary of clinical superiority findings stating that "Xywav is clinically superior to Xyrem by means of greater safety because Xywav provides a greatly reduced chronic sodium burden compared to Xyrem." Further, FDA stated that "the differences in the sodium content of the two products at the recommended doses will be clinically meaningful in reducing cardiovascular morbidity in a substantial proportion of patients for whom the drug is indicated." For clarity, the authorized generics (AGs) of Xyrem contain the exact same drug product as branded Xyrem.
•FDA has also recognized that the difference in sodium content between Xywav and Lumryz is likely to be clinically meaningful in all patients with narcolepsy and that Xywav is safer than high-sodium oxybate products, including Lumryz, in all such patients. Lumryz is a branded, fixed-dose, high-sodium oxybate that has the same sodium content as Xyrem.
•Xywav is the only approved oxybate therapy that does not carry a warning and precaution related to high sodium intake.

Xywav for Idiopathic Hypersomnia (IH):
•There were approximately 2,200 IH patients taking Xywav exiting 2Q23.
•Jazz survey of sleep specialists indicates 70% anticipate increasing their prescribing of Xywav for IH over the next six months, and new prescribers continued to grow in 2Q23.
•Xywav is the first and only treatment approved by FDA to treat the full condition of IH.
•FDA recognized ODE for IH extending regulatory exclusivity to August 2028.

Xyrem (sodium oxybate) oral solution:
•Xyrem net product sales decreased 41% to $159.8 million in 2Q23 compared to the same period in 2022, reflecting the continued adoption of Xywav by patients with narcolepsy and the launch of a high-sodium oxybate AG in January 2023.
•Royalties from high-sodium oxybate AG were $5.5 million in 2Q23. Due to the royalty structures within the AG agreements, we expect the royalties from AGs to be significantly higher in the second half of 2023 relative to the first half.

Oxybate (Xywav and Xyrem):
•Total revenues for the combined oxybate business, including royalties from a high-sodium oxybate AG in 2Q23, decreased 2% to $491.8 million in 2Q23 compared to the same period in 2022.
•Average active Jazz oxybate patients on therapy was approximately 16,200 in 2Q23, a decrease of 5% compared to the same period in 2022.

Epidiolex/Epidyolex (cannabidiol):
•Epidiolex/Epidyolex net product sales increased 15% to $202.2 million in 2Q23 compared to the same period in 2022.
•A pivotal Phase 3 trial of Epidyolex for Dravet syndrome, Lennox-Gastaut syndrome and tuberous sclerosis complex in Japan is enrolling patients.
•Epidiolex/Epidyolex global prescriber base increasing with multiple launches expected outside of the U.S. this year.
•Increased penetration in long-term care setting driven by additional in-person engagement with physicians.
•Additional Epidiolex growth opportunities underscored by BECOME survey's caregiver reported outcomes beyond seizure control, which further differentiates Epidiolex from other anti-seizure medicines, and compelling data for use of Epidiolex in combination with clobazam.
•Epidyolex global launch continues to gain momentum further positioning Epidiolex/Epidyolex to achieve blockbuster status.

Rylaze (asparaginase erwinia chrysanthemi (recombinant)-rywn):
•Rylaze net product sales increased for the fourth consecutive quarter; 2Q23 net product sales increased 39% to $101.7 million compared to the same period in 2022.
•Continued strong demand for Rylaze reflects the significant unmet patient need for a high-quality, reliable supply of Erwinia asparaginase for patients with acute lymphoblastic leukemia.
•The Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) has granted a positive opinion for JZP458 (marketed as Rylaze in the U.S.), recommending the marketing authorization to the European Commission (EC). The Company anticipates EC approval later this year.

Zepzelca (lurbinectedin):
•Zepzelca net product sales increased 3% to $70.3 million in 2Q23 compared to the same period in 2022.
•Zepzelca is the treatment of choice in 2L SCLC setting, with potential to expand into 1L ES SCLC.
•Zepzelca development program highlights:

◦Phase 3 trial in partnership with F. Hoffmann-La Roche Ltd (Roche) to evaluate 1L use of Zepzelca in combination with Tecentriq® (atezolizumab), compared to Tecentriq alone, as maintenance therapy in patients with ES SCLC after induction chemotherapy is ongoing. The Company expects top-line data to readout at the end of 2024 or early 2025.
◦The Company's partner, PharmaMar, is conducting the Phase 3 confirmatory trial, LAGOON, in 2L SCLC. If positive, this trial could confirm the benefit of Zepzelca in the treatment of SCLC when patients progress following 1L treatment with a platinum-based regimen.
◦The Company has elected to close the EMERGE-201 Phase 2 basket trial evaluating Zepzelca as monotherapy in select relapsed/refractory solid tumors based on limited response in three solid tumor cohorts. The Company is analyzing findings from that trial and continuing to explore additional tumor types that may benefit from treatment with Zepzelca.

Key Pipeline Highlights
Zanidatamab:
•Zanidatamab is a bispecific antibody with a unique design that results in multiple mechanisms of action and potent effector function leading to encouraging antitumor activity in patients.
•The Company believes zanidatamab has the potential to address a very large unmet need in HER2-positive cancers, with initial focus in BTC and GEA and potential to transform the current standard of care in multiple HER2-positive cancers.
•Positive top-line data from the pivotal HERIZON-BTC-01 clinical trial has the potential to support regulatory submissions for zanidatamab as a monotherapy in patients with previously treated HER2-amplifed and expressing BTC.
•The Company is planning for a potential accelerated approval of zanidatamab in 2L BTC, and has alignment with FDA on a confirmatory trial in 1L metastatic BTC, where there remains unmet patient need.
•Data from the HERIZON-BTC-01 clinical trial were featured as an oral presentation at the 2023 ASCO Annual Meeting and concurrently published in The Lancet Oncology. Results demonstrated meaningful clinical benefit including antitumor activity, confirmed objective response rate (cORR) of 41.3%, median duration of response (DOR) of 12.9 months, and median PFS of 5.5 months (median study follow-up time of 12.4 months).
•The pivotal trial, HERIZON-GEA-01, evaluating zanidatamab in 1L GEA is ongoing and top-line data are expected in 2024.

JZP150:
•JZP150, a selective fatty acid amide hydrolase, or FAAH, inhibitor, is in clinical development for the potential treatment of PTSD.
•Patient enrollment is ongoing in a Phase 2 trial and top-line data readout is anticipated in late 2023.
•The primary endpoint of the Phase 2 trial is clinician-administered PTSD Scale (CAPS-5) total symptom severity score change from baseline to week 12 to establish proof of concept of JZP150 in patients diagnosed with Diagnostic and Statistical Manual of Mental Disorders, Fifth Edition (DSM-5) PTSD.
•The Company received Fast Track Designation for JZP150 development in PTSD from FDA, underscoring the significant unmet medical needs of patients.

Suvecaltamide (JZP385):
•Suvecaltamide, a highly selective and state dependent modulator of T-type calcium channels, is in clinical development for the treatment of ET and Parkinson's disease tremor.
•Patient enrollment is ongoing in the Phase 2b ET trial and top-line data readout is anticipated in 1H24.
•A Phase 2 trial in patients with Parkinson's disease tremor is ongoing.

JZP441:
•JZP441, is a potent, highly selective oral orexin-2 receptor agonist designed to activate orexin signaling with the potential to be applicable in the treatment of narcolepsy, IH and other sleep disorders.
•A Phase 1 development program to evaluate safety, tolerability, pharmacokinetics and pharmacodynamics of JZP441 in sleep-deprived healthy volunteers is ongoing.
•The Company expects initial proof of concept in healthy volunteers in 2023.

JZP815:
•A Phase 1 trial evaluating JZP815 in patients with advanced or metastatic solid tumors with MAPK pathway alterations is ongoing.
•The pan-RAF inhibitor program is part of a novel class of next-generation precision oncology therapies that has the potential to benefit cancer patients with high unmet needs in multiple different solid tumors.

JZP898:
•JZP898 is an engineered IFNα cytokine pro-drug that is activated specifically within the tumor microenvironment where it can stimulate IFNα receptors on cancer-fighting immune effector cells.
•In July 2023, JZP898 received Investigational New Drug (IND) application clearance. The Company expects to initiate a Phase 1 clinical trial by the end of the year.

Resumption of Repurchases under Previously Announced $1.5 Billion Share Repurchase Program

The Company resumed repurchases of its ordinary shares on the open market in the second quarter of 2023 as part of the Company's previously authorized and announced share repurchase program. Under the share repurchase program, the Company may repurchase its ordinary shares for up to an aggregate purchase price of $1.5 billion, exclusive of any brokerage commissions. As of June 30, 2023, approximately $336 million remained available and authorized for share repurchases under the program, reflecting the purchase of approximately $100 million shares during the second quarter of 2023. The timing and amount of repurchases under the program will depend on a variety of factors, including the price of the Company's ordinary shares, alternative investment opportunities, restrictions under the Company's credit agreement, corporate and regulatory requirements and market conditions.

Irrevocable Election of Settlement Method of $575 Million for the 1.50% Exchangeable Senior Notes due 2024

Jazz Investments I Limited, a wholly-owned subsidiary of the Company, announced that it provided written notice today to the exchange agent, the trustee and the noteholders of its 1.50% exchangeable senior notes due 2024 (2024 Notes) that it has irrevocably elected to fix the settlement method for exchanges of the 2024 Notes to a combination of cash and ordinary shares of the Company with a specified cash amount per $1,000 principal amount of 2024 Notes of $1,000. As a result, for 2024 Notes exchanged subsequent to such notice, an exchanging noteholder will receive (i) up to $1,000 in cash per $1,000 principal amount of 2024 Notes and (ii) ordinary shares of the Company, together with cash in lieu of any fractional shares, for any exchange consideration in excess of $1,000 per $1,000 principal amount of 2024 Notes.

Financial Highlights

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2023	2022	2023	2022
Total revenues	$957,317	$932,878	$1,850,129	$1,746,599
GAAP net income	$104,438	$34,665	$173,858	$36,312
Non-GAAP adjusted net income	$325,129	$305,465	$610,390	$567,399
GAAP earnings per share	$1.52	$0.55	$2.55	$0.57
Non-GAAP adjusted EPS	$4.51	$4.30	$8.46	$8.03

GAAP net income for 2Q23 was $104.4 million, or $1.52 per diluted share, compared to $34.7 million, or $0.55 per diluted share, for 2Q22.
Non-GAAP adjusted net income for 2Q23 was $325.1 million, or $4.51 per diluted share, compared to $305.5 million, or $4.30 per diluted share, for 2Q22.
Reconciliations of applicable GAAP reported to non-GAAP adjusted information are included at the end of this press release.

Total Revenues

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2023	2022	2023	2022
Xywav	$326,564	$235,025	$604,325	$421,105
Xyrem	159,769	269,421	337,899	516,918
Total Oxybate	486,333	504,446	942,224	938,023
Epidiolex/Epidyolex	202,226	175,289	391,135	333,182
Sativex	2,806	4,142	9,904	8,884
Sunosi[1]	—	12,966	—	28,844
Total Neuroscience	691,365	696,843	1,343,263	1,308,933
Rylaze	101,693	72,954	187,620	127,174
Zepzelca	70,348	68,285	137,529	127,623
Defitelio/defibrotide	46,108	54,696	85,187	104,185
Vyxeos	34,056	33,890	70,756	67,647
Total Oncology	252,205	229,825	481,092	426,629
Other	3,417	1,632	6,851	2,575
Product sales, net	946,987	928,300	1,831,206	1,738,137
High-sodium oxybate AG royalty revenue	5,514	—	7,610	—
Other royalty and contract revenues	4,816	4,578	11,313	8,462
Total revenues	$957,317	$932,878	$1,850,129	$1,746,599
___________________________
(1)Divestiture of Sunosi U.S. was completed in May 2022.

Total revenues increased 3% in 2Q23 compared to the same period in 2022.
•Total neuroscience revenue, including high-sodium oxybate AG royalty revenue, was $696.9 million in 2Q23 compared to $696.8 million in 2Q22. Neuroscience net product sales in 2Q23 decreased 1% to $691.4 million compared to the same period in 2022 primarily driven by decreased Xyrem revenues, reflecting the continued strong adoption of Xywav by patients with narcolepsy and the launch of a high-sodium oxybate AG in January 2023, offset by increased Xywav and Epidiolex/Epidyolex net product sales. High-sodium oxybate AG royalty revenue relates to royalty revenue received from Hikma Pharmaceuticals plc on net sales of a high-sodium oxybate AG product.
•Oncology net product sales in 2Q23 increased 10% to $252.2 million compared to the same period in 2022 primarily driven by the continued growth in Rylaze product sales, which increased 39% to $101.7 million.

Operating Expenses and Effective Tax Rate

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except percentages)	2023	2022	2023	2022
GAAP:
Cost of product sales	$97,537	$124,208	$226,181	$239,492
Gross margin	89.7%	86.6%	87.6%	86.2%
Selling, general and administrative	$340,844	$366,473	$638,761	$675,286
% of total revenues	35.6%	39.3%	34.5%	38.7%
Research and development	$209,238	$139,047	$398,648	$269,028
% of total revenues	21.9%	14.9%	21.5%	15.4%
Acquired in-process research and development	$—	$69,148	$1,000	$69,148
Income tax benefit	$(24,323)	$(16,112)	$(39,647)	$(15,576)
Effective tax rate [1]	(29.7)%	(76.7)%	(29.0)%	(57.0)%
_________________________

(1)The GAAP effective tax rates increased for the three and six months ended June 30, 2023 compared to the same periods in 2022, due to the impact of the disposal of Sunosi in 2022.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except percentages)	2023	2022	2023	2022
Non-GAAP adjusted:
Cost of product sales	$65,994	$53,245	$130,722	$101,451
Gross margin	93.0%	94.3%	92.9%	94.2%
Selling, general and administrative	$276,871	$281,493	$537,386	$540,194
% of total revenues	28.9%	30.2%	29.0%	30.9%
Research and development	$192,019	$123,719	$365,937	$240,178
% of total revenues	20.1%	13.3%	19.8%	13.8%
Acquired in-process research and development	$—	$69,148	$1,000	$69,148
Income tax expense	$25,210	$38,387	$65,407	$93,610
Effective tax rate	7.2%	11.1%	9.6%	14.0%
Changes in operating expenses in 2Q23 over the prior year period are primarily due to the following:
•Cost of product sales decreased in 2Q23 compared to the same period in 2022, on a GAAP basis, primarily due to lower acquisition accounting inventory fair value step-up expense, partially offset by changes in product mix. Cost of product sales increased in 2Q23 compared to the same period in 2022, on a non-GAAP adjusted basis, primarily due to changes in product mix.
•Selling, general and administrative (SG&A) expenses decreased in 2Q23 compared to the same period in 2022, on a GAAP basis, primarily due to the loss on disposal of Sunosi and transaction and integration expenses related to the acquisition of GW Pharmaceuticals plc incurred in 2Q22, partially offset by costs related to program terminations. SG&A expenses, on a GAAP and on a non-GAAP adjusted basis, included decreased compensation-related expenses primarily driven by lower headcount, increased litigation costs and increased investment in our priority programs.
•Research and development (R&D) expenses increased in 2Q23 compared to the same period in 2022, on a GAAP and on a non-GAAP adjusted basis, primarily due to the inclusion of costs related to zanidatamab, as well as our other key pipeline programs.

Cash Flow and Balance Sheet
As of June 30, 2023, cash, cash equivalents and investments were $1.4 billion, and the outstanding principal balance of the Company’s long-term debt was $5.8 billion. In addition, the Company had undrawn borrowing capacity under a revolving credit facility of $500 million. For the six months ended June 30, 2023, the Company generated $617.5 million of cash from operations, which is an increase of $105.5 million as compared to the same period in 2022, reflecting strong business performance and continued financial discipline.

2023 Financial Guidance
The Company is updating its full year 2023 financial guidance as follows:

(In millions)	August 9, 2023	May 10, 2023
Revenues	$3,725 - $3,875	$3,675 - $3,875
–Neuroscience (includes royalties from high-sodium oxybate AG)	$2,715 - $2,825	$2,675 - $2,825
–Oncology	$950 - $1,050	$950 - $1,050

GAAP:

(In millions, except per share amounts and percentages)	August 9, 2023	May 10, 2023
Gross margin %	89%	89%
SG&A expenses	$1,220 - $1,295	$1,197 - $1,277
SG&A expenses as % of total revenues	31% - 35%	31% - 35%
R&D expenses	$739 - $793	$739 - $797
R&D expenses as % of total revenues	19% - 21%	19% - 22%
Effective tax rate	(35)% - (15)%	(32)% - (8)%
Net income	$450 - $565	$410 - $560
Net income per diluted share[5]	$6.60 - $8.15	$5.90 - $7.90
Weighted-average ordinary shares used in per share calculations[5]	72	75
Non-GAAP:

(In millions, except per share amounts and percentages)	August 9, 2023	May 10, 2023
Gross margin %	93%[1,6]	93%
SG&A expenses	$1,045 - $1,105[2,6]	$1,045 - $1,105
SG&A expenses as % of total revenues	27% - 30%	27% - 30%
R&D expenses	$675 - $725[3,6]	$675 - $725
R&D expenses as % of total revenues	17% - 19%	17% - 20%
Effective tax rate	8% - 10%[4,6]	9% - 11%
Net income	$1,290 - $1,340[6]	$1,240 - $1,310
Net income per diluted share[5]	$18.15 - $19.00[6]	$16.90 - $17.85
Weighted-average ordinary shares used in per share calculations[5]	72	75
___________________________
1.Excludes $135-$155 million of amortization of acquisition-related inventory fair value step-up and $14-$15 million of share-based compensation expense.
2.Excludes $152-$167 million of share-based compensation expense and $23 million of restructuring costs.
3.Excludes $64-$68 million of share-based compensation expense.
4.Excludes 43%-25% from the GAAP effective tax rate of (35)%-(15)% relating to the income tax effect of adjustments between GAAP net income and non-GAAP adjusted net income, resulting in a non-GAAP adjusted effective tax rate of 8%-10%.
5.Diluted EPS calculations for 2023 include an estimated 8 million shares related to the assumed conversion of the Exchangeable Senior Notes and the associated interest expense add-back to net income of $25 million and $22 million, on a GAAP and on a non-GAAP adjusted basis, respectively, under the "if converted" method. On August 9, 2023, we made the irrevocable election to net share settle our 2024 Notes. This election is expected to impact our full-year net income per diluted share guidance by $0.05 to $0.10 per share, on a GAAP basis, and $0.25 to $0.40 per share, on a Non-GAAP adjusted basis, as a result of an estimated decrease in the weighted-average shares outstanding of 1 million shares.
6.See "Non-GAAP Financial Measures" below. Reconciliations of non-GAAP adjusted guidance measures are included above and, in the table titled "Reconciliation of GAAP to non-GAAP Adjusted 2023 Net Income Guidance" at the end of this press release.

Conference Call Details
Jazz Pharmaceuticals will host an investor conference call and live audio webcast today at 4:30 p.m. ET (9:30 p.m. IST) to provide a business and financial update and discuss its 2023 second quarter results.
Audio webcast/conference call:
U.S. Dial-In Number: +1 833 470 1428
Ireland Dial-In Number: +353 1800 816 573
Additional global dial-in numbers are available here.
Passcode: 808512

Interested parties may access the live audio webcast via the Investors section of the Jazz Pharmaceuticals website at www.jazzpharmaceuticals.com. To ensure a timely connection, it is recommended that participants register at least 15 minutes prior to the scheduled webcast.

A replay of the webcast will be available via the Investors section of the Jazz Pharmaceuticals website at www.jazzpharmaceuticals.com.

About Jazz Pharmaceuticals
Jazz Pharmaceuticals plc (NASDAQ: JAZZ) is a global biopharmaceutical company whose purpose is to innovate to transform the lives of patients and their families. We are dedicated to developing life-changing medicines for people with serious diseases - often with limited or no therapeutic options. We have a diverse portfolio of marketed medicines and novel product candidates, from early- to late-stage development, in neuroscience and oncology. Within these therapeutic areas, we are identifying new options for patients by actively exploring small molecules and biologics, and through innovative delivery technologies and cannabinoid science. Jazz is headquartered in Dublin, Ireland and has employees around the globe, serving patients in nearly 75 countries. Please visit www.jazzpharmaceuticals.com for more information.

Non-GAAP Financial Measures
To supplement Jazz Pharmaceuticals’ financial results and guidance presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP (also referred to as adjusted or non-GAAP adjusted) financial measures in this press release and the accompanying tables. In particular, the Company presents non-GAAP adjusted net income (and the related per share measure) and its line item components, as well as certain non-GAAP adjusted financial measures derived therefrom, including non-GAAP adjusted gross margin percentage and non-GAAP adjusted effective tax rate. Non-GAAP adjusted net income (and the related per share measure) and its line item components exclude from GAAP reported net income (and the related per share measure) and its line item components certain items, as detailed in the reconciliation tables that follow, and in the case of non-GAAP adjusted net income (and the related per share measure), adjust for the income tax effect of the non-GAAP adjustments. In this regard, the components of non-GAAP adjusted net income, including non-GAAP adjusted cost of product sales, SG&A expenses and R&D expenses, are income statement line items prepared on the same basis as, and therefore components of, the overall non-GAAP adjusted net income measure.

The Company believes that each of these non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors and analysts and that each of these non-GAAP financial measures, when considered together with the Company’s financial information prepared in accordance with GAAP, can enhance investors’ and analysts' ability to meaningfully compare the Company’s results from period to period, to its forward-looking guidance, and to identify operating trends in the Company’s business. In addition, these non-GAAP financial measures are regularly used by investors and analysts to model and track the Company’s financial performance. Jazz Pharmaceuticals’ management also regularly uses these non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and to make operating decisions, and compensation of executives is based in part on certain of these non-GAAP financial measures. Because these non-GAAP financial measures are important internal measurements for Jazz Pharmaceuticals’ management, the Company also believes that these non-GAAP financial measures are useful to investors and analysts since these measures allow for greater transparency with respect to key financial metrics the Company uses in assessing its own operating performance and making operating decisions. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures; should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP; have no standardized meaning prescribed by GAAP; and are not prepared under any comprehensive set of accounting rules or principles in the reconciliation tables that follow. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its non-GAAP financial measures; and the Company has ceased, and may in the future cease, to exclude items that it has historically excluded for purposes of its non-GAAP financial measures. Likewise, the Company may determine to modify the nature of its adjustments to arrive at its non-GAAP financial measures. Because of the non-standardized definitions of non-GAAP financial measures, the non-GAAP financial measures as used by Jazz Pharmaceuticals in this press release and the accompanying tables have limits in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements related to: the Company’s growth prospects and future financial and operating results, including the Company’s 2023 financial guidance and the Company’s expectations related thereto and anticipated catalysts; the Company’s expectations for total revenue growth in 2023 and anticipated product sales; expectations of continued growth in net sales of Xywav, Epidiolex/Epidyolex and the oncology portfolio; the blockbuster potential of Epidiolex/Epidyolex and its significant additional growth opportunities; the Company's expectations to executing multiple Epidyolex ex-U.S. launches this year; expectations with respect to AGs, including that the royalties from AG will be higher in the second half of 2023 relative to the first half; the Company's ability to achieve Vision 2025 and the Company’s progress related thereto; the Company’s development, regulatory and commercialization strategy; the Company’s advancement of pipeline programs and the timing of development activities, regulatory activities and submissions related thereto, including the ability to deliver up to four late-stage data readouts by the end of 2024, expectations to initiate a Phase 1 clinical trial of JZP898 by the end of this year and proof of concept of JZP441 in 2023; the Company’s expectations with respect to its products and product candidates and the potential of the Company’s products and product candidates, including the potential of zanidatamab to transform the current standard of care in multiple HER2-expressing cancers and the potential regulatory path related thereto; expectations that Xywav will remain the oxybate of choice in 2023; the Company’s capital allocation and corporate development strategy; the potential successful future development, manufacturing, regulatory and commercialization activities; the Company’s expectation of meaningful growth as part of its Vision 2025; growing and diversifying the Company’s revenue, investing in its pipeline of novel therapies, and delivering innovative therapies for patients and the potential benefits of such therapies; the Company’s ability to realize the commercial potential of its products; the Company’s net product sales and goals for net product sales from new and acquired products; the Company’s views and expectations relating to its patent portfolio, including with respect to expected patent protection, as well as expectations with respect to exclusivity; planned or anticipated clinical trial events, including with respect to initiations, enrollment and data read-outs, and the anticipated timing thereof; the Company’s clinical trials confirming clinical benefit or enabling regulatory submissions; planned or anticipated regulatory submissions and filings, and the anticipated timing thereof; potential regulatory approvals, including for Rylaze; the timing and amount of repurchases of the Company's ordinary shares; settlements of the Notes; and other statements that are not historical facts. These forward-looking statements are based on the Company’s current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties.

Actual results and the timing of events could differ materially from those anticipated in such forward- looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with: maintaining or increasing sales of and revenue from the Company’s oxybate products, Zepzelca, Rylaze and Epidiolex/Epidyolex and other key marketed products; the introduction of new products into the U.S. market that compete with, or otherwise disrupt the market for the Company's oxybate products and product candidates; effectively launching and commercializing the Company’s other products and product candidates; the successful completion of development and regulatory activities with respect to the Company’s product candidates, obtaining and maintaining adequate coverage and reimbursement for the Company’s products; the time-consuming and uncertain regulatory approval process, including the risk that the Company’s current and/or planned regulatory submissions may not be submitted, accepted or approved by applicable regulatory authorities in a timely manner or at all; the costly and time-consuming pharmaceutical product development and the uncertainty of clinical success, including risks related to failure or delays in successfully initiating or completing clinical trials and assessing patients; the Company’s failure to realize the expected benefits of its acquisition of GW Pharmaceuticals, including the failure to realize the blockbuster potential of Epidiolex; global economic, financial, and healthcare system disruptions and the current and potential future negative impacts to the Company’s business operations and financial results; geopolitical events, including the conflict between Russia and Ukraine and related sanctions; macroeconomic conditions, including global financial markets, rising interest rates and inflation and recent potential banking disruptions; regulatory initiatives and changes in tax laws; market volatility; protecting and enhancing the Company’s intellectual property rights and the Company’s commercial success being dependent upon the Company obtaining, maintaining and defending intellectual property protection for its products and product candidates; delays or problems in the supply or manufacture of the Company’s products and product candidates; complying with applicable U.S. and non-U.S. regulatory requirements, including those governing the research, development, manufacturing and distribution of controlled substances; government investigations, legal proceedings and other actions; identifying and consummating corporate development transactions, financing these transactions and successfully integrating acquired product candidates, products and businesses; the Company’s ability to realize the anticipated benefits of its corporate development transactions and its collaborations and license agreements with third parties; the sufficiency of the Company’s cash flows and capital resources; the Company’s ability to achieve targeted or expected future financial performance and results and the uncertainty of future tax, accounting and other provisions and estimates; the Company’s ability to meet its projected long-term goals and objectives, including as part of Vision 2025, in the time periods that the Company anticipates, or at all, and the inherent uncertainty and significant judgments and assumptions underlying the Company’s long-term goals and objectives; fluctuations in the market price and trading volume of the Company's ordinary shares; restrictions on repurchases of capital stock; the timing and availability of alternative investment opportunities; the Company's ability to pay cash amounts and issue ordinary shares due upon exchange of the Notes; and other risks and uncertainties affecting the Company, including those described from time to time under the caption “Risk Factors” and elsewhere in Jazz Pharmaceuticals' Securities and Exchange Commission filings and reports, including the Company's Annual Report on Form 10-K for the year ended December 31, 2022, as supplemented by our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, and future filings and reports by the Company. Other risks and uncertainties of which the Company is not currently aware may also affect the Company’s forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated.

JAZZ PHARMACEUTICALS PLC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues:
Product sales, net	$946,987	$928,300	$1,831,206	$1,738,137
Royalties and contract revenues	10,330	4,578	18,923	8,462
Total revenues	957,317	932,878	1,850,129	1,746,599
Operating expenses:
Cost of product sales (excluding amortization of acquired developed technologies)	97,537	124,208	226,181	239,492
Selling, general and administrative	340,844	366,473	638,761	675,286
Research and development	209,238	139,047	398,648	269,028
Intangible asset amortization	152,062	148,456	301,848	320,550
Acquired in-process research and development	—	69,148	1,000	69,148
Total operating expenses	799,681	847,332	1,566,438	1,573,504
Income from operations	157,636	85,546	283,691	173,095
Interest expense, net	(73,470)	(63,189)	(147,617)	(133,873)
Foreign exchange gain (loss)	(2,382)	(1,343)	811	(11,883)
Income before income tax benefit and equity in loss of investees	81,784	21,014	136,885	27,339
Income tax benefit	(24,323)	(16,112)	(39,647)	(15,576)
Equity in loss of investees	1,669	2,461	2,674	6,603
Net income	$104,438	$34,665	$173,858	$36,312

Net income per ordinary share:
Basic	$1.63	$0.56	$2.73	$0.58
Diluted	$1.52	$0.55	$2.55	$0.57
Weighted-average ordinary shares used in per share calculations - basic	63,991	62,436	63,744	62,152
Weighted-average ordinary shares used in per share calculations - diluted	73,540	63,431	73,657	63,171

JAZZ PHARMACEUTICALS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$1,282,304	$881,482
Investments	80,000	—
Accounts receivable, net of allowances	610,389	651,493
Inventories	657,214	714,061
Prepaid expenses	107,490	91,912
Other current assets	272,458	267,192
Total current assets	3,009,855	2,606,140
Property, plant and equipment, net	229,264	228,050
Operating lease assets	69,040	73,326
Intangible assets, net	5,705,777	5,794,437
Goodwill	1,742,675	1,692,662
Deferred tax assets, net	430,086	376,247
Deferred financing costs	7,865	9,254
Other non-current assets	65,978	55,139
Total assets	$11,260,540	$10,835,255
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$98,428	$90,758
Accrued liabilities	748,304	803,255
Current portion of long-term debt	31,000	31,000
Income taxes payable	67,529	7,717
Deferred revenue	4	463
Total current liabilities	945,265	933,193
Long-term debt, less current portion	5,686,646	5,693,341
Operating lease liabilities, less current portion	65,547	71,838
Deferred tax liabilities, net	910,724	944,337
Other non-current liabilities	126,683	106,812
Total shareholders’ equity	3,525,675	3,085,734
Total liabilities and shareholders’ equity	$11,260,540	$10,835,255

JAZZ PHARMACEUTICALS PLC
SUMMARY OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2023	2022
Net cash provided by operating activities	$617,473	$512,015
Net cash used in investing activities	(90,561)	(126,454)
Net cash used in financing activities	(126,455)	(260,034)
Effect of exchange rates on cash and cash equivalents	365	(5,710)
Net increase in cash and cash equivalents	$400,822	$119,817

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2023		2022		2023		2022
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
GAAP reported[1]	$104,438	$1.52	$34,665	$0.55	$173,858	$2.55	$36,312	$0.57
Intangible asset amortization	152,062	2.07	148,456	2.05	301,848	4.10	320,550	4.44
Share-based compensation expense	61,433	0.84	53,850	0.74	117,785	1.60	101,479	1.41
Acquisition accounting inventory fair value step-up	27,814	0.38	68,282	0.94	88,272	1.20	132,225	1.83
Restructuring and other costs[2]	23,488	0.32	—	—	23,488	0.32	—	—
Non-cash interest expense[3]	5,427	0.07	5,572	0.08	10,193	0.14	17,740	0.25
Costs related to disposal of a business[4]	—	—	42,200	0.58	—	—	50,210	0.70
Transaction and integration related expenses[5]	—	—	6,939	0.10	—	—	18,069	0.25
Income tax effect of above adjustments	(49,533)	(0.67)	(54,499)	(0.75)	(105,054)	(1.43)	(109,186)	(1.51)
Effect of assumed conversion of Exchangeable Senior Notes	—	(0.02)	—	0.01	—	(0.02)	—	0.09
Non-GAAP adjusted[1]	$325,129	$4.51	$305,465	$4.30	$610,390	$8.46	$567,399	$8.03

Weighted-average ordinary shares used in diluted per share calculations - GAAP	73,540		63,431		73,657		63,171
Dilutive effect of Exchangeable Senior Notes[1]	—		9,044		—		9,043
Weighted-average ordinary shares used in diluted per share calculations - non-GAAP	73,540		72,475		73,657		72,214
________________________________________________
Explanation of Adjustments and Certain Line Items:
1.Diluted EPS was calculated using the “if-converted” method in relation to the Exchangeable Senior Notes. GAAP reported net income per diluted share for the three and six months ended June 30, 2023 includes 9.0 million shares related to the assumed conversion of the Exchangeable Senior Notes and the associated interest expense add-back to GAAP net income of $7.1 million and $14.0 million, respectively. There was no impact on GAAP reported net income per diluted share for the three and six months ended June 30, 2022, as the Exchangeable Senior Notes were anti-dilutive. Non-GAAP adjusted net income per diluted share for the three and six months ended June 30, 2023 and 2022 includes 9.0 million shares related to the assumed conversion of the Exchangeable Senior Notes and the associated interest expense add-back to adjusted net income of $6.3 million and $12.6 million, respectively.
2.Costs related to program terminations.
3.Non-cash interest expense associated with debt issuance costs.
4.Loss on disposal of Sunosi to Axsome Therapeutics Inc. and associated costs.
5.Transaction and integration expenses related to the acquisition of GW Pharmaceuticals plc.

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - FOR THE THREE MONTHS ENDED JUNE 30, 2023 and 2022
(In thousands, except percentages)
(Unaudited)

	Three months ended June 30, 2023
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Interest expense, net	Income tax expense (benefit)	Effective tax rate(1)
GAAP Reported	$97,537	89.7%	$340,844	$209,238	$152,062	$73,470	$(24,323)	(29.7)%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(152,062)	—	—	—
Share-based compensation expense	(3,729)	0.3	(40,485)	(17,219)	—	—	—	—
Acquisition accounting inventory fair value step-up	(27,814)	3.0	—	—	—	—	—	—
Restructuring and other costs	—	—	(23,488)	—	—	—	—	—
Non-cash interest expense	—	—	—	—	—	(5,427)	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	49,533	36.9
Total of non-GAAP adjustments	(31,543)	3.3	(63,973)	(17,219)	(152,062)	(5,427)	49,533	36.9
Non-GAAP Adjusted	$65,994	93.0%	$276,871	$192,019	$—	$68,043	$25,210	7.2%

	Three months ended June 30, 2022
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Acquired IPR&D	Interest expense, net	Income tax expense (benefit)	Effective tax rate(1)
GAAP Reported	$124,208	86.6%	$366,473	$139,047	$148,456	$69,148	$63,189	$(16,112)	(76.7)%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(148,456)	—	—	—	—
Share-based compensation expense	(2,605)	0.3	(36,447)	(14,798)	—	—	—	—	—
Costs related to the disposal of a business	—	—	(42,200)	—	—	—	—	—	—
Transaction and integration related costs	(76)	—	(6,333)	(530)	—	—	—	—	—
Non-cash interest expense	—	—	—	—	—	—	(5,572)	—	—
Acquisition accounting inventory fair value step-up	(68,282)	7.4	—	—	—	—	—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	—	54,499	87.8
Total of non-GAAP adjustments	(70,963)	7.7	(84,980)	(15,328)	(148,456)	—	(5,572)	54,499	87.8
Non-GAAP Adjusted	$53,245	94.3%	$281,493	$123,719	$—	$69,148	$57,617	$38,387	11.1%
__________________________
(1)The GAAP effective tax rate increased for the three months ended June 30, 2023 compared to the same period in 2022, due to the impact of the disposal of Sunosi in 2022.

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - FOR THE SIX MONTHS ENDED JUNE 30, 2023 and 2022
(In thousands, except percentages)
(Unaudited)

	Six months ended June 30, 2023
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Acquired IPR&D	Interest expense, net	Income tax expense (benefit)	Effective tax rate (1)
GAAP Reported	$226,181	87.6%	$638,761	$398,648	$301,848	$1,000	$147,617	$(39,647)	(29.0)%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(301,848)	—	—	—	—
Share-based compensation expense	(7,187)	0.4	(77,887)	(32,711)	—	—	—	—	—
Restructuring and other costs	—	—	(23,488)	—	—	—	—	—	—
Non-cash interest expense	—	—	—	—	—	—	(10,193)	—	—
Acquisition accounting inventory fair value step-up	(88,272)	4.9	—	—	—	—	—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	—	105,054	38.6
Total of non-GAAP adjustments	(95,459)	5.3	(101,375)	(32,711)	(301,848)	—	(10,193)	105,054	38.6
Non-GAAP Adjusted	$130,722	92.9%	$537,386	$365,937	$—	$1,000	$137,424	$65,407	9.6%

	Six months ended June 30, 2022
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Acquired IPR&D	Interest expense, net	Income tax expense (benefit)	Effective tax rate (1)
GAAP Reported	$239,492	86.2%	$675,286	$269,028	$320,550	$69,148	$133,873	$(15,576)	(57.0)%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(320,550)	—	—	—	—
Share-based compensation expense	(5,421)	0.4	(68,961)	(27,097)	—	—	—	—	—
Costs related to the disposal of a business	—	—	(50,210)	—	—	—	—	—	—
Transaction and integration related costs	(395)	—	(15,921)	(1,753)	—	—	—	—	—
Non-cash interest expense	—	—	—	—	—	—	(17,740)	—	—
Acquisition accounting inventory fair value step-up	(132,225)	7.6	—	—	—	—	—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	—	109,186	71.0
Total of non-GAAP adjustments	(138,041)	8.0	(135,092)	(28,850)	(320,550)	—	(17,740)	109,186	71.0
Non-GAAP Adjusted	$101,451	94.2%	$540,194	$240,178	$—	$69,148	$116,133	$93,610	14.0%
__________________________
(1)The GAAP effective tax rate increased for the six months ended June 30, 2023 compared to the same period in 2022, due to the impact of the disposal of Sunosi in 2022.

JAZZ PHARMACEUTICALS PLC
RECONCILIATION OF GAAP TO NON-GAAP ADJUSTED 2023 NET INCOME AND DILUTED EPS GUIDANCE
(In millions, except per share amounts)
(Unaudited)

	Net Income	Diluted EPS
GAAP guidance	$450 - $565	$6.60 - $8.15
Intangible asset amortization	580 - 615	8.00 - 8.50
Acquisition accounting inventory fair value step-up	135 - 155	1.85 - 2.15
Share-based compensation expense	230 - 250	3.20 - 3.45
Restructuring and other costs	23	0.30
Non-cash interest expense	20 - 30	0.30 - 0.40
Income tax effect of above adjustments	(215) - (230)	(2.95) - (3.20)
Effect of assumed conversion of Exchangeable Senior Notes	-	(0.05)
Non-GAAP guidance	$1,290 - $1,340	$18.15 - $19.00

Weighted-average ordinary shares used in per share calculations - GAAP and non-GAAP	72

Contacts:

Investors:
Andrea N. Flynn, Ph.D.
Vice President, Head, Investor Relations
Jazz Pharmaceuticals plc
InvestorInfo@jazzpharma.com
Ireland +353 1 634 3211
U.S. +1 650 496 2717

Media:
Kristin Bhavnani
Head of Global Corporate Communications
Jazz Pharmaceuticals plc
CorporateAffairsMediaInfo@jazzpharma.com
Ireland +353 1 637 2141
U.S. +1 215 867 4948